Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
GSE Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-08805 and 333-138702) on Form S-8 and (Nos. 333-12647 and 333-134569) on Form S-3 of GSE Systems, Inc. of our report dated April 2, 2007 with respect to the consolidated balance sheets of GSE Systems, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive income (loss) , stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 10-K of GSE Systems, Inc. As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

/s/ KPMG LLP
Baltimore, Maryland

April 2, 2007